Exhibit 10.4

Sales Agreement between science + computing ag (s+c) and Exa

Corporation for the Sale of PowerVIZ™ Workstation Edition

1.	Appointment	3

2.	Appointment of Sub-Distributors	3

3.	End User Licenses	4

4.	Obligations of the Partner	4

5.	Obligations of s+c	5

6.	License Fees, Billing and Payments	6

7.	Terms of Agreement	6

8.	Disclaimer of Warranty	8

9.	Liability	9

10.	Indemnification	9

11.	Force Majeure	9

12.	Ownership	9

13.	Confidentiality	9

14.	Assignment	10

15.	Notifications	10

16.	Expert	10

17.	Applicable law and arbitration	10

This Sale Agreement for PowerVIZ Workstation Edition is entered into between Exa Corporation, a company incorporated in the US state of Delaware, hereinafter referred to as the “Partner” and science + computing AG (s+c) a company incorporated in Germany, having its registered office in Tübingen, hereinafter referred to as “s+c”. Hereinafter if not specified differently PowerVIZ references PowerVIZ Workstation Edition.

Whereas, s+c is a provider developing, writing, documenting, manufacturing and selling software, including the software PowerVIZ Workstation Edition which in this agreement is referred to as “Licensed Product”,

Whereas, the Partner is a marketer, distributor and reseller of computer products, including software, and both parties wish the Partner to market the Licensed Product to its end user customers (“End User”).

PowerVIZ is a registered trademark of Exa Corporation.

The parties have therefore agreed as follows:

1.	Appointment

s+c hereby appoints the Partner as a PowerVIZ reseller in its assigned market area. The Partner shall have the exclusive right within a defined market area described in Exhibit A, during the term of and subject to the provisions of this Agreement, to market to End Users limited licenses for the use of Licensed Product as set forth in Exhibit A attached hereto, which includes software and its documentation and related materials supplied by s+c. The Partner has the right to distribute the Licensed Product to End-Users for use in such End Users’ own business or operation.

2.	Appointment of Sub-Distributors

In order to facilitate sales of the Licensed Product, Partner may appoint sub-distributors to sell the Licensed Product provided that:

a.	before appoint a sub-distributor, Partner must provide s+c with the name of the sub-distributor and a description of the activities proposed to be conducted by the sub-distributor;

b.	upon receipt of the information described in above, s+c will consider whether to approve such sub-distributor and, if s+c gives Partner its written approval of such sub-distributor, then Partner must enter into an agreement with such sub-distributor on terms consistent with those contained herein;

c.	Partner shall provide sales and technical training to any sub-distributor appointed; and

d.	Partner shall be responsible for supplying sub-distributors with Licensed Products by placing orders for Licensed Products directly with s+c.

3.	End User Licenses

PowerVIZ will display an End User License Agreement after the first startup for every user. The user has to agree with the End User License Agreement to use PowerVIZ. There will be no written End User License Agreement which the End User will have to sign explicitly.

After the initial purchase of a perpetual license by an End User, the Partner shall be able to provide newer versions of the Licensed Product to this End User only if this End User has a valid and current yearly support agreement with the Partner and the Partner pays s+c the associated Partner Support Fees as specified in Exhibit D.

After the purchase of an annual license by an End User, the Partner shall be able to provide newer versions of the Licensed Product to this End User only during the 12 month period following the purchase date.

After the purchase of a monthly license by an End User, the Partner shall not be able to provide newer versions of the Licensed Product to this End User.

In the case in which an evaluation of the Licensed Product has been conducted by an End User prior to the purchase of the Licensed Product, a yearly support agreement must be signed at the time of purchase in order for the End User to receive any newer versions of the Licensed Product.

The Partner shall be able to provide a free evaluation copy of the Licensed Product to prospective End User customers for an evaluation period of no more than thirty (30) days.

4.	Obligations of the Partner

The Partner shall use the name PowerVIZ for the Licensed Product in all the marketing and sales activities related to the Licensed Product. In all marketing and sales activities the name and logo of s+c as the creator of PowerVIZ must be referred to. The Partner authorizes s+c to use the name PowerVIZ for Special Editions of PowerVIZ marketed and sold directly by s+c. Any use of s+c, the s+c logo, or any similar names for any product or service by the Partner shall be to the benefit of s+c. The Partner should not represent that the Partner has any rights or titles to the name of s+c, the s+c logo, or any similar name in any jurisdiction without the prior written consent by s+c.

The Partner shall make best efforts in reporting to s+c user requirements, suggestions for product enhancements, and problem reports from End Users using Attachment 1 and shall keep s+c fully informed of significant problems pertaining to the Licensed Product at End User sites.

The Partner shall be solely responsible for the 1st level of support towards its End Users. 1st level of support covers among other issues:

•	Answering question concerning the usage of PowerVIZ

•	Help with the installation of PowerVIZ

•	Picking up problem reports concerning the function of PowerVIZ from customers

•	Forwarding qualified problem reports concerning the function of PowerVIZ which cannot be solved by the Partner (Software-errors,... ) to s+c

The Partner shall at all times employ adequately trained sales and technical support personnel to provide adequate support and training to its End Users in accordance with the support level it will provide and in accordance with reasonable training requirements and policies as may be from time to time be issued by s+c.

The Partner shall have the ability of installing the Licensed Product on End User’s computer systems at the End User’s site and shall offer such service to End User.

The Partner shall submit a rolling 9-month forecast 15 days prior to the start of each quarter. The submitted forecast will only be used for planning purposes and is not a binding agreement by the Partner of a guaranteed sales volume.

In the case the Partner provides PowerVIZ on an hourly usage basis the Partner should provide (flexim)-logfiles of the usage of PowerVIZ on the 201 of the next month for the previous month.

5.	Obligations of s+c

s+c shall make best efforts to ensure optimal support for the Licensed Product specified in Exhibit A.

s+c shall not use any proprietary customer information of Exa in any way without the prior written consent by Exa.

Any use of PowerFLOW, Exa, the Exa logo, or any similar names for any product or service by s+c shall incur to the benefit of Exa. s+c should not represent that s+c has any rights or titles to the name of PowerFLOW, the Exa logo, or any similar name in any jurisdiction without the prior written consent by Exa.

s+c shall provide 2nd level support towards the Partners customers (through the Partner), which includes:

•	Answer questions of the Partner’s 151 level support team concerning the product

•	Analyze qualified error reports sent by the Partner’s support team • Depending on the severity of the error develop either a work-around for the current version or a fix within the next versions.

•	2nd level support is done through a special request tracker.

s+c shall provide adequate marketing and technical support training to the Partner and cooperate with the Partner in marketing and sales events within the defined market area.

s+c will generate permanent, annual, and temporary licenses based on the host/hostid and customer information within 1 business day.

6.	License Fees, Billing and Payments

Regarding the Licensed Product acquired from s+c, the Partner’s License Fees shall be as set forth in Exhibit D. For those End Users who choose to enter into a support agreement with the Partner, the Partner will pay s+c Partner Support Fees as set forth in Exhibit D. All payments shall be made in the currency specified in Exhibit D s+c shall have the right to change any list price on sixty (60) days prior written notice and the Partner License and Support Fees on ninety (90) days prior written notice. The prices for the calendar year 2001 are fixed as stated in this document.

Regarding the Licensed Product acquired from s+c, the Partner shall order the Licensed Product from s+c by a written purchase order submitted by the Partner’s central purchasing location including a copy of the purchase order of the customer regarding PowerVIZ. On the purchase order, the Partner shall indicate clearly the name of the customer, the total number of licenses purchased by the customer, and the annual support starting date or the start of the annual license as applicable.

Regarding the Licensed Product acquired from s+c, the Partner shall pay s+c the applicable License Fees and Support Fees, , any required taxes, customs, import duties, all sales, goods, excise and service taxes. In the moment there is no VAT to be paid -this may change in the future depending on the regulations. Payments shall be due and payable within forty-five (45) days from the date of the invoice.

In the case the Partner provides PowerVIZ on an hourly usage basis the Partner should provide a record about the usage of PowerVIZ for the last quarter until the 20th of the next month following that quarter indicating the hourly usage of PowerVIZ during each month. s+c will create an invoice based on that information which is payable within forty-five (45) days from the date of the invoice.

Regarding the Licensed Product acquired from s+c, the Licensed Product shall be shipped F.O.S. s+c’s Tübingen (Germany) facility to the Partner’s central “Ship To” address as specified by the Partner. The Partner shall be responsible for any sales or use taxes or shall provide an exemption certificate acceptable to s+c and the applicable taxing authority.

7.	Terms of Agreement

A. This Agreement shall be in effect for an initial term of two (2) years starting from the signing. After this period, this Agreement may be continued upon mutual agreement until terminated by either party, for any reason whatsoever and with no liability arising therefrom, upon at least sixty (60) days prior written notice.

B. Not withstanding the above, s+c and the Partner intend to continue this Agreement after the initial term only as long as the Partner provides s+c with projections on the Licensed Product distribution volume which are satisfactory to s+c, and such projections are met by the Partner.

C. The Partner has exclusive marketing rights for PowerVIZ Workstation Edition in the CFD market. s+c may sell customized/special editions of PowerVIZ (e.g. PowerVIZ BMW

Edition, PowerVIZ VR Edition, PowerVIZ Web Edition) directly to customers. The Partner will be entitled to receive a finder’s fee of 10% of the actual sales price for referencing a new customer of a customized/special edition of PowerVIZ, who is not a customer of s+c so far and has not been addressed by s+c sales representatives before.

D. The visualization core and GUI of PowerVIZ will initially be developed by s+c. In the future, the Partner may also contribute to the development of the visualization core and the GUI, if the Partner requests functionality which s+c is not willing or able to provide. These extensions will be provided to s+c so that development of PowerVIZ can proceed gracefully. The Partner will retain all ownership rights of such extensions. If these extensions to PowerVIZ are marketed by s+c or its representatives outside the CFD market, s+c will pay a royalty to the Partner. The royalty stream to s+c may therefore change over time to reflect what each party has invested in the development of PowerVIZ.

E. The Partner must have the ability to continue development of PowerVIZ should s+c choose not to do so. In this case, s+c would grant source code rights to the Partner and the Partner would continue to pay a royalty on PowerVIZ to s+c or make a one-time payment to s+c. The Partner agrees to provide information to s+c about changes in PowerFLOW’s results file format and software libraries to access new file formats at the earliest possible time. It is necessary to protect s+c in the event that the relationship between s+c and the Partner does not evolve as expected. The Partner agrees to continue to provide the necessary software libraries to access file formats at the earliest possible time in all cases. In the case of discontinued cooperation s+c would pay a royalty for those file format libraries to the Partner.

F. In order to allow the Partner to extend PowerVIZ or to continue development should s+c choose not to do so, s+c will provide the necessary source code of PowerVIZ to the Partner, if the Partner requests it. The Partner is not allowed to use the source code for any other purpose except for those conditions described above in E. s+c delivers the source code as is and s+c does not grant any rights or licenses to the Partner concerning the source code by doing so. s+c shall retain ownership of the source code regardless of modifications to the source code made by the Partner. In case of termination of this agreement, the Partner will immediately destroy any machine readable or printed copy of the source code and any additional information concerning the source code except for those conditions described above in E. The Partner is responsible for keeping the source code strictly confidential and will protect it against unauthorized use, reproduction, distribution or disclosure of information.

(Injunctive Relief) Each party acknowledges and agrees that an actual or threatened unauthorized use, reproduction, distribution or disclosure of the other party’s confidential or proprietary information would cause irreparable harm and significant injury to the other party, the degree of which would be difficult to ascertain, and which would not be compensatable by money damages alone, and, therefore, each party will have the right to enforce the terms of this agreement by specific performance and agrees that in such event the issuance of an injunction by any court of competent jurisdiction would be an appropriate remedy, without prejudice to any other rights and remedies that it may have for the other party’s breach of this agreement.

G. s+c will allow the Partner to use PowerVIZ for internal needs with respect to further development of PowerFLOW at no cost.

H. However, should either party breach any provision of this Agreement and fail to remedy such breach within thirty (30) days of written notice thereof, the injured party may terminate this Agreement immediately and make void any purchase orders submitted by the Partner and accepted by s+c, as well as pursue any other rights and remedies provided by law or equity or this Agreement.

I. Further, either party may terminate this Agreement immediately if the other party becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, files or has filed against it by a third party any petition under any Bankruptcy Act, or an application for a receiver of the other party is made by anyone and such petition or application is not resolved favorably to the other party within sixty (60) days.

J. Upon termination, the Partner shall immediately cease using any s+c logos, trademarks, trade names and the like and shall return to s+c any s+c property, including, but not limited to, marketing materials. Upon termination, the Partner will entitle s+c to use the trademark PowerVIZ as long as s+c continues to develop and market any Edition of PowerVIZ.

K. The following provisions will survive any termination; 8, 9, 10, 12 and 13.

8.	Disclaimer of Warranty

s+c does not warrant that the function contained in the Licensed Product will meet the Partner’s or any End User’s requirements or that its operation will be uninterrupted or error free. s+c warrants that the Licensed Product substantially conforms to the specifications and functional descriptions contained in the pertinent documentation; and that the reproduction of the software on the media material provided by s+c is correct; and that the documentation is correctly printed to s+c’s standard at the time of execution of the Agreement.

Provided that the Partner notifies s+c of any non-conformance within ninety (90) days of the End-User’s receipt of the Licensed Product, s+c shall at its sole discretion either 1) repair non-conforming the Licensed Product, 2) replace the non-conforming Licensed Product, or 3} accept return of same and refund or credit any fees paid by the Partner for the returned Licensed Product.

Furthermore, s+c warrants that the supplied media on which the software component of the Licensed Product resides is free from defects in material and workmanship under normal use for a period of ninety (90) days from the date of delivery by the Partner to Partner’s customer, not to exceed one hundred twenty (120) days from s+c’s shipment to the Partner, and shall at its sole discretion either 1) repair the defective media, 2) replace the defective media, or 3) accept the return of same and refund or credit any fees paid by the Partner for the returned Licensed Product.

The foregoing warranty is in lieu of all other warranties or conditions, express or implied including, but not limited to, the implied warranties or conditions of quality and fitness for a particular purpose and those arising by statute or otherwise in law or from a course of dealing or usage or trade.

s+c makes no warranty directly to the Partner’s End User customers.

9.	Liability

s+c shall not be liable for any indirect, special, incidental, or consequential damages of any kind however caused, whether for breach of warranty, breach or repudiation of contract, tort, negligence, or otherwise, even if s+c has been advised of the possibility of such loss. In no event shall s+c be liable for any loss of profits, loss of business or goodwill, or for loss of data or use of data. In no event shall s+c’s suppliers be liable for any damages whatsoever arising hereunder. In no event shall s+c’s liability under or arising out of this Agreement exceed the total payment received by s+c from distribution during the six (6) month period immediately preceding the dispute or claim giving rise to such liability.

10.	Indemnification

The Partner shall indemnify and hold harmless s+c against any and all claims and expenses, including reasonable lawyer’s fees, arising out of the Partner’s performance hereunder and due to the Partner’s negligent acts or omissions or due to the Partner’s willful misconduct.

11.	Force Majeure

Neither party shall be liable for any delay or failure in its performance hereunder due to any cause beyond its control provided, however, that this provision shall not be construed to relieve the Partner of its obligations to make any payments pursuant to this Agreement.

12.	Ownership

The Partner acknowledges that, subject only to the rights specifically granted herein, all rights, title, and interest in the Licensed Product provided to the Partner are and shall remain at all times the property of s+c.

The Partner further acknowledges that the Licensed Product is copyrighted and that the Partner is not authorized to reproduce or modify any copies of the Licensed Product nor authorize any other part to do so. In no event shall the Partner reverse engineer or decompile the Licensed Product.

The Partner shall not alter or remove any copyright notices or other proprietary notices on or in the Licensed Product.

The Partner shall cause to appear in any of its advertising, publications, packaging, external communications. and the like the appropriate proprietary designations for the Licensed Product (e.g. copyright notices, trademark. notices service marks).

13.	Confidentiality

The Partner shall at all times, retain in confidence all confidential and/or proprietary information and know-how disclosed or made available by s+c.

s+c shall at all times, retain in confidence all confidential and/or proprietary information and know-how disclosed or made available by Exa.

The Partner shall make no use of such information and know-how except under the terms and for the duration of this Agreement. The Partner hereby agrees that all the terms and conditions of this Agreement and exhibits hereto, shall be treated as confidential material and shall not be disclosed to third parties without the prior written consent of s+c.

s+c shall make no use of such information and know-how except under the terms and for the duration of this Agreement. s+c hereby agrees that all the terms and conditions of this Agreement and exhibits hereto, shall be treated as confidential material and shall not be disclosed to third parties without the prior written consent of Exa.

14.	Assignment

This Agreement may not be assigned in whole or in part by the Partner or s+c without the prior written consent of the other party, which may be granted or withheld at such party’s sole discretion. However, either party may assign this Agreement, in whole or in part, to a company which acquires such party.

15.	Notifications

Any notices required by this Agreement shall be given in writing, referencing contract and sent to the addresses set forth above, or to such other addresses as the parties may from time to time specify, via e-mail, air mail, first class postage prepaid, via courier, or via hand delivery.

16.	Expert

If, for any reason, the parties disagree on the interpretation of provisions of this Agreement, the parties shall meet and, in good faith, to try to resolve the disputed issue.

If the parties fail to reach a consensus within ninety (90) days after such a disagreement has been notified by one party to the other party, then the issue can by joint agreement between the parties, be brought before an expert panel for resolution. The parties will jointly have to agree on the specific issue to be brought before an expert panel.

The expert panel shall consist of three (3) experts appointed to resolve the disputed issue. Each party will nominate one (1) expert each, while the two experts together will appoint a third expert. This third expert appointed by the other two experts will be the chairman of the panel.

The competence of the expert panel will be to make a majority decision on the issue brought forth by the parties. This decision will be final and binding upon the parties

17.	Applicable law and arbitration

This Agreement shall be construed in accordance with and governed by German Law.

If not settled otherwise, all claims and disputes arising out of this Agreement shall be finally settled under the rules of arbitration of the International Chamber of Commerce, in Paris. The language of such arbitration shall be English and the venue for the arbitration shall be in TGbingen/Germany.

Place Tubingen Date 7/6/01		Place Lexington Date 7/11/01

Science + Computing AG		Exa Corporation

By	/s/ Dr. Ingrid Zech	By	/s/ Stephen Remondi

Name:	Dr. Ingrid Zech	Name:	Stephen Remondi

Title:	Vorstand	Title:	President and CEO

Exhibit A: Definition of Licensed Product and Marketing Area

Licensed product to be marketed by the Partner:

•	PowerVlZ Workstation Edition Version 1.0 and any future versions of PowerVIZ Workstation Edition.

Authorized Market Area of the Partner

•	CFD (Computational Fluid Dynamics). world wide

Named Accounts1:

•	None

[1]

A named account is the name of a customer assigned exclusively to the Partner, exclusivity is given for two years at a time. The Partner may also sell outside the Authorized Marketing Area to the Partners named accounts if the named account has it heads quarter within the Partners Assigned territory, and this sale does not conflict with any other reseller agreements by s+c.

Exhibit B: Information about Terms used in the End User Agreement.

Information about the Terms for Use of PowerVIZ Software

The conditions of delivery (“Terms”) as stated in the End User Software License Agreement with applicable attachments, are in use by (Company). (“Distributor”) in the distribution of licenses of various modules and versions of PowerVIZ (“Software”) toward software license end users (“Licensee”).

Licensee is hereby being informed that the Software constitutes a reserved right belonging to Science+computing ago The Partner Corporation is Distributor in the Marketing area and has the right to distribute licenses of the Software.

The Terms comprises a standard End User Software License Agreement (“Agreement”) entered into between the Licensee and HC in conjunction with the purchase of the Software and an attachment, Attachment 1 to End User Software License Agreement (“Attachment 1” ), which is always a part of the Agreement, giving the purchase specifications related to the Licensee.

If the Licensee has entered into an End User Software Support Agreement, as specified in an Attachment 2 to End User Software License Agreement (“Attachment 2”), then this attachment is also a part of the Agreement. Both attachments are collectively referred to as “Attachments”.

The right of the Licensee to utilize the Software implies that Licensee accepts the Terms. Deviations from these standard Terms shall in order to be binding, be agreed in writing between the Distributor and the Licensee and be attached to the Terms.

If Licensee do not accept the Terms, Licensee shall immediately notify the Distributor in writing that the End User does not wish to enter into an agreement of use of the Software and that the purchase should be cancelled. All received material shall immediately be returned to the Distributor.

The parties to the Agreement are the Licensee and s+c as license provider. The Distributor does not bear any further responsibility in relation to the Agreement other than what is described in the Agreement. The Licensee, by installing or in any other way utilizing or having access to the Software, has in effect accepted the conditions for use, and has accepted the Agreement, and is therefore bound by the conditions mentioned in the Agreement.

The Distributor’s delivery of the Software to the Licensee is in accordance with those conditions, specifications and prices that are given in the Distributor’s purchase order to the Licensee. The Distributor informs the Licensee that the Software can only be used at the site specified in the purchase order. The Licensee does not have the right to make or use more copies of the Software than the number of copies mentioned in the purchase order.

This delivery of licenses and the right to use the Software does not include future upgrades and updates of the Software. In order to receive possible future upgrades and updates of the Software, the Licensee needs to enter into a Software Support Agreement (“Support”) with s+c.

Support can be agreed together with the purchase of the Software on those conditions mentioned in the purchase order. Support is agreed between the Licensee and s+c, but is distributed and is being carried out by the Distributor. Support is given on the conditions given in Attachment 2.

Support is entered into for one (1) year at a time. The Distributor does not bear any responsibility other than what is mentioned in Attachment 2. For support given by the Distributor not covered Attachment 2, the Distributor has a right to compensation in accordance with the prevailing hourly rates for consulting services.

Support implies - inter alia - that the Licensee in the period covered in Attachment 2, without other costs that the yearly cost of Support, receives upgrades and updates of the Software provided by s+c. The Distributor will effectuate such upgrades and updates as they are being received from s+c.

The delivery of the Software to the Licensee includes one (1) set of printed documentation for the Software. For more copies of the documentation, the Distributor has a right to bill the Licensee in accordance with s+c’s list price for such items.

Payment for the Software and Support shall be made to the Distributor against an invoice within 45 days from the date of invoice. All stated prices are excluding value-added tax and freight. Support is paid in advance for the applicable support period. Renewal of Support shall be within 30 days from the starting date of the new Support period. The Distributor can, without further notice, change the price for yearly Support.

The Licensee is being informed that all trademarks and copyrights concerning the Software are registered and the property of s+c. Furthermore, that the use of the Software implies that these Terms including the End User Software License Agreement with Attachment 1 and - if applicable Attachment 2 is accepted. The End User is deemed to have accepted the terms of usage if the Licensee has installed or in any other way utilizes the Software or is making use of the rights in Attachment 2.

Exhibit Cl: End User Software License Agreement

SCIENCE + COMPUTING AG AND EXA CORPORATION SOFTWARE PRODUCT

LIMITED TERM LICENSE AGREEMENT

Important information, please read this first.

The enclosed Software License Agreement (“Agreement”) is a legal Agreement between you as an individual or as an organizational entity (the “Licensee”) and science + computing ag and Exa Corporation (“s+c and Exa”). Using the Software indicates your acceptance of these terms

I.GRANT OF LICENSE. S+c and Exa grant the Licensee a nontransferable, nonexclusive, limited term license to use and possess the Software and user manuals included with the Software for its intended purposes, in machine-readable form, on the Licensee System at the Designated Site identified on the Purchase Order, placed under this Agreement, for the term set forth on the Purchase Order. One machine-readable copy of the Software may be made for back up purposes only and shall display all proprietary notices included in the original copy.

2.COPYRIGHT. The Software is the property of s+c and its licensors, is protected by patents and international copyrights, and is provided to Licensee only on the license terms set forth in this Agreement. Licensee may not copy any written materials accompanying this Software. All copies made by the Licensee are and shall remain exclusively the property of s+c.

3.OTHER RESTRICTIONS. Licensee may not transfer its rights under this Agreement without s+c and Exa’s prior written consent. If s+c and Exa consent to a transfer, the party to whom such rights are transferred must agree in writing to be bound by the terms and conditions of this License. Upon such transfer, Licensee must transfer or destroy all copies of the Software. Licensee may not modify, reverse engineer, decompile, disassemble, distribute, sub-license, sell, rent, lease, give or in any way transfer, by any means or in any medium, the Software. Licensee will use its best efforts and take all reasonable steps to protect the Software from unauthorized use, copying or dissemination, and will maintain all proprietary notices intact.

4.LIMITED WARRANTY. s+c and Exa warrants the Software media to be free of defects in workmanship for a period of ninety days from purchase. During this period, s+c and Exa will replace at no cost any such media returned to Exa, postage prepaid. This service is s+c and Exa’s sole liability under this warranty.

5.INDEMNIFICATION. Exa will defend or, at its option, settle any claim, action, or proceeding (collectively “claim”) brought against Licensee that the Software directly infringes a United States patent, copyright or other proprietary right of any person, and shall indemnify Licensee against all damages an costs finally awarded against Licensee in any such action or proceeding which results from any such claim. Exa shall have no liability hereunder unless Licensee promptly notifies Exa in writing of the claim, fives Exa full authority, information and assistance to defend such claim, and gives Exa sale control of the defense of the claim and all negotiations for the compromise or settle thereof. In the event the use of the Software is enjoined, Exa shall have the right, at its option and expense, either to procure the right for continued use, non-infringing, or refund the Licensee fees paid under this Agreement less a reasonable allowance for Licensee’s use of the Software.

6.PAYMENTS AND TAXES. Licensee agrees to pay the Software and Maintenance fees as invoiced by Exa in conjunction with the Purchase Order accepted by Exa under this Agreement. The Software and Maintenance fees and all other charges under the Agreement are exclusive of all sales, use excise, V AT and other taxes and delivery charges. Exa shall be paid by the Licensee for any taxes and other charges.

7.MAINTENANCE. Subject to Licensee’s timely payment of renewal fees, s+c and Exa will make available to Licensee, for use in accordance with this Agreement, any enhancements which s+c or Exa incorporates into the Software. All enhancement, in any form, will be considered “Software” for the purposes of this Agreement and will remain the property of s+c or Exa.

8.TERM AND TERMINATION. This Agreement is effective from the date of Software installation on the Licensee System at the Designated Site identified on the Purchase Order for the term set forth on the Purchase Order. Software keys must be supplied by Exa to enable usage of the Software. Either party shall have the right to terminate this Agreement in the event that any material breach by a party remains uncured for a period of thirty days following the breaching party’s receipt of written notice from the other party

9.GENERAL PROVISIONS. This Agreement embodies the entire understanding between the parties with respect to the terms and conditions set forth herein, and those terms and conditions shall control over any terms and conditions set forth herein, and those terms and conditions shall control over any terms and conditions set forth in any associated Purchase Order or prior agreement, quotation, proposal. correspondence or oral discussion relating to the subject matter hereof. This Agreement shall not be amended or modified except in writing fully executed and delivered by the parties hereto. This License shall be controlled by the laws of the Commonwealth of Massachusetts and the United States of America

Exhibit D: Distributor License and Support Fees

The Partner Exa pays a royalty to s+c for each copy of PowerVIZ Workstation Edition (WE) that the Partner sells. For annual, monthly, and perpetual licenses, and maintenance fees of PowerVIZ WE the Partner will pay s+c royalties in the amount of **% of the actual sales price - where PowerVIZ WE is **% of the actual pre/post-client sales price -, but no less than the following minimum amounts: for the first US$** of royalties in any calendar year, the minimum royalty will be

•	US$** per license for PowerVIZ WE lasting 12 month (annual license) including maintenance

•	US$** per perpetual license of PowerVIZ WE including **% maintenance.

•	US$** for a monthly license of PowerVIZ WE including support

For all royalties per calendar-year paid by the Partner above US$** and below US$** the minimum royalty above will be reduced by **%. For all royalties per calendar-year paid by the Partner above US$** and below US$** the minimum royalty above will be reduced by **%. For all royalties per calendar-year paid by the Partner above US$** the minimum royalty above will be reduced by **%.

If PowerVIZ WE is used on an hourly usage basis, the Partner will pay s+c **% of the actual total hourly price for HW and SW, but no less than $** per hour.

The table below summarizes the pricing for each type of license depending on the cumulative royalty paid in each calendar year. The Partner agrees to pay the maximum of the percentage of the end-user price or the dollar value specified.

Cummulative Royalties	$** - $**	$** - $**	$** - $**	> $**
Perpetual	**% or at least $**	**% or at least $**	**% or at least $**	**% or at least $**
Annual	**% or at least $**	**% or at least $**	**% or at least $**	**% or at least $**
Monthly	** % or at least $**	**% or at least $**	**% or at least $**	**% or at least $**
Hourly	**% or at least $**	**% or at least $**	**% or at least $**	**% or at least $**
Academic Annual	**% or at least $**	**% or at least $**	**% or at least $**	**% or at least $**

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

The Partner also has the right to sell special discounted licenses to academic institutions. These academic licenses are restricted and cannot be used for commercial use. In order to seed demand for the product, a royalty of **% (of the price which the Partner sells PowerVIZ to the customer - see above) or at least $** will be paid annually to s+c for each academic annual license sold to each institution. ,”

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.